UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SIFCO Industries, Inc.
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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held on January 17, 2013 at 10:30 a.m. local time at the Great Lakes Room, 200 Public Square – 3rd Floor, Cleveland, Ohio, 44114, to consider and vote upon proposals to:

1.	Elect seven (7) directors, each to serve a one-year term expiring at the 2014 Annual Meeting;

2.	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company; and

3.	Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Shares at the close of business on December 3, 2012 will be entitled to receive notice of and vote at the meeting.

The SIFCO Industries, Inc. Annual Report for the fiscal year ended September 30, 2012 is included with this Notice.

By order of the Board of Directors.

SIFCO Industries, Inc.

November 30, 2012	Megan L. Mehalko, Corporate Secretary

Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are present and vote in person at the meeting, your proxy will not be used.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on January 17, 2013. The proxy statement, proxy card and our annual report to our shareholders are available, free of charge, at “http://www.sifco.com/proxy_materials”.

SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

PROXY STATEMENT

Mailed on or about December 14, 2012

General Information

The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the “Company”) for use at the 2013 Annual Meeting of the Shareholders of the Company to be held January 17, 2013, or at any adjournment thereof. This proxy statement was first mailed on or about December 14, 2012 to shareholders of record on December 3, 2012.

Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing before or at the 2013 Annual Meeting. However, the mere presence at the 2013 Annual Meeting of the shareholder granting a proxy will not revoke the proxy. Unless revoked by notice as above stated, shares represented by valid proxies will be voted on all matters to be acted upon at the 2013 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the 2013 Annual Meeting. Abstentions will not affect the vote on Proposal No. 1, but will be counted as “votes against” with respect to proposal No. 2. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the ratification of the selection of the independent registered public accounting firm, but will not be able to vote with respect to the election of directors. Broker non-votes will not affect the outcome of any proposals brought before the 2013 Annual Meeting.

The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares they hold of record, and will reimburse such brokers, custodians, nominees and fiduciaries for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

The record date for determining shareholders entitled to vote at the 2013 Annual Meeting is December 3, 2012. As of October 31, 2012, the outstanding voting securities of the Company consisted of 5,339,571 common shares, $1.00 par value per share (“Common Shares”). Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on October 31, 2012. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2013 Annual Meeting.

The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares as of October 31, 2012, and states the number of such Common Shares beneficially owned by each such person and the percentage of the outstanding Common Shares which that number of shares constitutes as of that date, unless otherwise indicated.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ms. Janice Carlson and Mr. Charles H. Smith, III, Trustees, Voting Trust Agreement c/o SIFCO Industries, Inc. 970 E. 64th Street Cleveland, OH 44103	2,002,049	(1)	37.49	% (1)

M. and S. Silk Revocable Trust 4946 Azusa Canyon Road Irwindale, California 91706	702,380	(2)	13.15	% (2)

Thomson Horstmann & Bryant, Inc. 501 Merritt 7 Norwalk, CT 06851	367,959	(3)	6.89	% (3)

(1)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”), as of October 31, 2010, Janice Carlson and Charles H. Smith, III beneficially owned, as Trustees, 2,002,049 Common Shares of the Company and such Common Shares have been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of January 30, 2007 and amended as of January 25, 2010. The Voting Trust Agreement, as amended, is for a three-year term ending January 31, 2013. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares. Although the Trustees do not have the power to dispose of the shares subject to the Voting Trust, they share the power to terminate the Voting Trust or to return shares subject to the Voting Trust to holders of voting trust certificates. Mr. C. H. Smith III beneficially owns of record 269,511 shares (5.05%) of the Company, which shares are subject to the Voting Trust Agreement. Mr. H. D. Smith beneficially owns of record 280,385 shares (5.25%) of the Company, of which 275,893 shares are subject to the Voting Trust Agreement.
(2)	Based on a Schedule 13D/A filed with the SEC on May 21, 2009, M. and S. Silk Revocable Trust, Mark J. Silk and Sarah C. Silk, Co-Trustees, share both voting and dispositive power over 700,600 Common Shares of the Company as of May 21, 2009. During fiscal 2011 and 2012, Mr. Silk was issued 1,780 and 1,312 restricted shares, respectively, in his capacity as a director of the Company. Mr. Silk resigned before the 1,312 restricted shares, which were awarded in 2012, vested.
(3)	Based on a Schedule 13G filed with the SEC on February 1, 2012, Thomson Horstmann & Bryant, Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940, held voting and dispositive power over 298,686 and 367,959 Common Shares, respectively, of the Company.

PROPOSAL 1 - TO ELECT SEVEN (7) DIRECTORS

Seven (7) directors are to be elected at the 2013 Annual Meeting to hold office until the next annual meeting of shareholders and/or until their respective successors are elected and qualified. Shares represented by validly given proxies will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The seven (7) nominees receiving the most votes will be elected as directors at the 2013 Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2013 Annual Meeting.

Board Recommendation - The Board of Directors recommends that you vote FOR the election of all nominees. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Nominees for election to the Board of Directors

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience, and any directorships held. The members of the Nominating and Governance Committee have recommended the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Nominating and Governance Committee reviews and evaluates individuals for nomination, to stand for election as a director, who are recommended to the Nominating and Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Process for Selecting and Nominating Directors” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources. In considering individuals for nomination to stand for election, the Nominating and Governance Committee will consider: (1) the current composition of directors and how they function as a group; (2) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Nominating and Governance Committee endeavors to select nominees that contribute requisite skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Nominating and Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Nominating and Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. The Nominating and Governance Committee will review the extent of the candidate’s demonstrated success in his or her chosen business, profession, or other career and the skills that the candidate would be expected to add to the Board. The Nominating and Governance Committee may, in certain cases, conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Nominating and Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The types of key attributes and/or experience that the Nominating and Governance Committee believes the composite board membership needs to possess to ensure the existence of a functionally effective board are: (i) proven leadership capabilities; (ii) familiarity with the organizational and operational requirements of medium and large sized manufacturing organizations; (iii) strategic planning; (iv) experience in mergers and acquisitions and an understanding of financial markets; (v) experience in finance and accounting; (vi) familiarity with the aerospace, defense, energy and related industries and markets, (vii) public company compensation matters and structure; (viii) service on the boards of directors of other companies – both public and private; etc. The Nominating and Governance Committee believes that each of the nominees possess certain of the key attributes that the Committee believes to be important for an effective board.

Jeffrey P. Gotschall, 64, director of the Company since 1986, Chairman of the Board since 2001. Mr. Gotschall previously served the Company as Chief Executive Officer from 1990 until his retirement in 2009 and served from 1989 to 2002 as President, from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services.

Michael S. Lipscomb, 65, President and Chief Executive Officer since 2009 and a director of the Company since 2010. Mr. Lipscomb also served as a director of the Company from 2002 to 2006. Mr. Lipscomb is currently the CEO of Aviation Component Solutions and the President and CEO of Greenstar Management Corporation. Prior to joining the Company, Mr. Lipscomb was Chairman, President and CEO of Argo-Tech Corporation from 1994 to 2007, President from 1990 to 1994, Executive V.P. and Chief Operating Officer from 1988 to 1990, and Vice President of Operations from 1986, when Argo-Tech was formed, to 1988. Mr. Lipscomb joined TRW’s corporate staff in 1981 and was appointed Director of Operations for the Power Accessories Division in 1985. Mr. Lipscomb previously served as a director of Argo-Tech and AT Holdings Corporation from 1990 to 2007. He serves on the boards of Ruhlin Construction Company and Altra Holdings, Inc. He is a former board member of the Aerospace Industries Association and General Aviation Manufacturers Association.

John G. Chapman, Sr., CPA, 61, director of the Company since 2011. Mr. Chapman retired in 2011 from his position as Strategic Relationship Management Partner & Senior Contracting Partner with the firm of Deloitte LLP in Cleveland, Ohio. Prior to those responsibilities, Mr. Chapman served as an audit partner for Deloitte LLP, and its predecessor firm Touche Ross & Co. in Cleveland, Ohio starting in 1983. Mr. Chapman started in the Touche Ross & Co. Chicago, Illinois office in 1972. Mr. Chapman currently works as a contracting consultant to Deloitte LLP. Mr. Chapman serves on the board of trustees for Playhouse Square Foundation in Cleveland, Ohio.

Donald C. Molten, Jr., 55, director of the Company since 2010. Mr. Molten is the Associate Headmaster at University School. Prior to joining University School in 2004, Mr. Molten was a Managing Director and Partner of Linsalata Capital Partners, a private equity firm that specializes in acquiring middle market companies. Mr. Molten is the former chairman of the Tranzonic Companies, Inc. where he continues as a director. Mr. Molten also continues to serve on the board for U-Line Corporation, Inc., First Choice Packaging, Transpac, and Wellborn Forest Company. Mr. Molten formerly served as director of America’s Body Company, CMS / Hartzell, Neff Motivation, Teleco and Degree Communications. Prior to joining Linsalata Capital Partners, Mr. Molten was a vice president of Key Equity Capital and its predecessor, Society Venture Capital. His experience in equity and debt transactions and leveraged buyouts also includes seven years with The Northwestern Mutual Life Insurance Company.

Alayne L. Reitman, 48, director of the Company since 2002. Ms. Reitman currently serves as a Trustee of The Cleveland Museum of Natural History and is a member of the Audit Committee of Hawken School. Ms. Reitman serves on the board of Embedded Planet LLC, a high-tech start-up company, where she previously served from 1999 to 2001 as President. Ms. Reitman previously served from 1993 to 1998 as Vice President and Chief Financial Officer of the Tranzonic Companies, Inc.; and from 1991 to 1993 as Senior Financial Analyst for American Airlines. Ms. Reitman received an MBA degree from the Wharton School of the University of Pennsylvania.

Hudson D. Smith, 61, director of the Company since 1988. Mr. Smith is currently the President of Forged Aerospace Sales, LLC. Mr. Smith previously served the Company as Executive Vice President from 2003 through 2005; as Treasurer from 1983 through 2005; as President of SIFCO Forge Group from 1998 through 2003; as Vice President and General Manager of SIFCO Forge Group from 1995 through 1997; as General Manager of SIFCO Forge Group’s Cleveland Operations from 1989 through 1995; and as General Sales Manager of SIFCO Forge Group from 1985 through 1989. Refer to “Director Compensation” below for a discussion of certain transactions between Mr. Smith and the Company.

Norman E. Wells, Jr., 64, is a Partner and Operating Executive of SFW Capital Partners, LLC (“SFW”). In that capacity, he serves on the board of Spectro, Inc., an SFW portfolio investment. Mr. Wells is also the Chairman of the Board of the Summa Health System, a not-for-profit health care provider. Mr. Wells previously served as Chairman and CEO of Sovereign Specialty Chemicals, Inc. from 2002 to 2005; as CEO of Easco Aluminum, Inc. from 1996 until 1999; and as CEO of CasTech Aluminum Group Inc. from 1991 to 1996. Mr. Wells also served on the boards of Dal-Tile International and Manchester Tank & Equipment Co. Mr. Wells has Bachelor of Science degrees in Metallurgical Engineering and Industrial Engineering from the University of Washington and an MBA from Gonzaga University.

Each of the foregoing nominees was recommended by the Nominating and Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers except that Mr. J. P. Gotschall and Mr. H. D. Smith are cousins. In April, 2012, Mr. M. J. Silk resigned from the Board.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth, as of October 31, 2012, the number of Common Shares of the Company beneficially owned by each director, nominee for director and named executive officer and all directors and executive officers as a group, according to information furnished to the Company by such persons:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Mark J. Silk (6)	702,380	13.15%
Hudson D. Smith (2)(3)(5)	280,385	5.25%
Jeffrey P. Gotschall (2)(3)(5)	164,141	3.07%
Frank A. Cappello (4)	48,474	*
Michael S. Lipscomb	35,505	*
James P. Woidke (4)	30,538	*
Donald C. Molten, Jr.	6,292	*
Alayne L. Reitman	5,192	*
John G. Chapman, Sr.	1,312	*
Norman E. Wells, Jr.	0	*

All Directors and Executive Officers as a Group (1)	1,274,219	23.86%

*	Common Shares owned are less than one percent of class.
(1)	Unless otherwise stated below, the named person owns all of such shares of record and has sole voting and investment power as to those shares

(2)	In the cases of Mr. J. P. Gotschall and Mr. H. D. Smith, includes 400 shares and 22,955 shares, respectively, owned by their spouses and any children or in trust for them, their spouses and their lineal descendants.
(3)	Includes Voting Trust Certificates issued by the aforementioned (see page 3) Voting Trust representing an equivalent number of Common Shares held by such Trust as follows: Mr. J. P. Gotschall – 157,629 and Mr. H. D. Smith – 275,893.
(4)	A portion of the total number of shares for the following persons represents the target number of shares related to performance-based awards which are outstanding as of September 30, 2012 with respect to the 2007 LTIP: Mr. J. P. Woidke – 20,400 shares and Mr. F. A. Cappello – 15,800 shares. A portion of the total number of shares for the following person represents shares related to performance-based awards which are vested as of September 30, 2012 with respect to the 2007 LTIP: Mr. J. P. Woidke – 6,000 shares and Mr. F. A. Cappello – 8,250 shares.
(5)	Mr. J. P. Gotschall and Mr. H. D. Smith are cousins.
(6)	Mr. M. J. Silk resigned from the Board on April 9, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during, or with respect to, the fiscal year ended September 30, 2012, the Company believes that no director, officer, beneficial owner of more than ten percent (10%) of its outstanding Common Shares or any other person subject to Section 16(a) of the Exchange Act failed to file on a timely basis during fiscal 2012 any reports required by 16(a) of the Exchange Act, except that one director reported one transaction subsequent to the date required for Form 4.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors - The Company’s Board of Directors held four (4) regularly scheduled meetings and three (3) special meetings during fiscal 2012. The Board of Directors’ standing committees are the Audit, Compensation, and Nominating and Governance Committees. From time-to-time the Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. Directors are expected to attend Board meetings, our annual shareholders’ meeting, and the meetings of the committees on which he or she serves. During fiscal 2012 each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. SIFCO’s independent directors meet in executive session at each regularly scheduled Board meeting. All of the directors attended the Company’s 2012 Annual Meeting of Shareholders.

Director Independence - The members of the Board of Directors’ standing committees are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Board has affirmatively determined that Mr. D. C. Molten, Jr., Ms. A. L. Reitman, Mr. J. G. Chapman, Sr. and Mr. Norman E. Wells, Jr. meet these standards of independence. There are no undisclosed transactions, relationships, or arrangements between the Company and any of such directors. The Board has affirmatively determined that Mr. J. P. Gotschall, Mr. M. S. Lipscomb and Mr. H. D. Smith do not meet these standards of independence, are therefore not independent and, accordingly, are not members of any of the Board’s standing committees. Should the need arise, the Company is permitted under NYSE rules to maintain a board comprised of one-half independent directors, rather than a majority of independent directors, due to its status as a “Smaller Reporting Company” under SEC regulations.

Board Committees

Audit Committee - The functions of the Audit Committee are to select, subject to shareholder ratification, the Company’s independent registered public accounting firm; to approve all non-audit related services performed by the Company’s independent registered public accounting firm; to determine the scope of the audit; to discuss any special problems that may arise during the course of the audit; and to review the audit and its findings for the purpose of reporting to the Board of Directors. Further, the Audit Committee receives a written statement delineating the relationship between the independent registered public accounting firm and the Company and none of the members of the Audit Committee participated in the preparation of the Company’s financial statements at any time during the past three (3) years. The members of the Audit Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide and SEC Rule 10A-3. Each member of the Audit Committee is financially literate and A. L. Reitman is designated as the Audit Committee financial expert. None of the Audit Committee members serve on more than one (1) other public company audit committee. The Audit Committee, currently composed of A. L. Reitman (Chairperson), D. C. Molten, Jr., and J. G. Chapman, Sr., held four (4) meetings during fiscal 2012. The Audit Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Compensation Committee - The functions of the Compensation Committee are to review and make recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, to establish the executive compensation packages offered to directors and officers. Officers’ base salary, target annual incentive compensation awards and granting of long-term equity-based incentive compensation, and the number of shares that should be subject to each equity instrument so granted, are set at competitive levels with the opportunity to earn competitive pay for targeted performance as measured against a peer group of companies. The Compensation Committee is appointed by the Board, and consists entirely of directors who are independent directors as defined in Section 803 of the NYSE MKT Company Guide. Our Compensation Committee, currently composed of D. C. Molten, Jr. (Chairperson), A. L. Reitman, and J. G. Chapman, Sr., held four (4) meetings during fiscal 2012 and conducted other committee discussions as a part of a regular board meeting, some of which discussions were conducted without the CEO present. The Compensation Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Nominating and Governance Committee - The functions of the Nominating and Governance Committee are to recommend candidates for the Board of Directors and address issues relating to (i) senior management performance and succession and (ii) the composition and procedures of the Board. The Nominating and Governance Committee is currently composed of J. G. Chapman, Sr. (Chairperson), A. L. Reitman, and D. C. Molten, Jr. The members of the Nominating and Governance Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Nominating and Governance Committee held one (1) meeting during fiscal 2012. Other functions of the Nominating and Governance Committee were fulfilled during sessions of the full Board of Directors. The Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Board Role in Risk Oversight - The Board reviews the Company’s annual plan and strategic plan, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning, and discusses and reviews succession planning with the frequency it deems to be appropriate, based on prevailing circumstances. Certain areas of oversight may be delegated to the relevant committees of the Board and the committees report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management incorporates enterprise-wide risk assessment of the Company as part of it annual planning process, including each of its business segments, and presents it to the Board for review as part of senior management’s annual planning document. The principal areas of this risk assessment include a review of strategic business, financial, operational, compliance and technology objectives and the potential risk for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Nominating and Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Process for Selecting and Nominating Directors - In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including any potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. The Nominating and Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating and Governance Committee should submit such recommendation in writing to a member of the Nominating and Governance Committee or the Corporate Secretary of the Company, c/o SIFCO Industries, Inc., 970 East 64th Street, Cleveland, OH 44103. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Compensation Committee Interlocks and Insider Participation - None of the directors who served on the Compensation Committee during fiscal 2012 was a current or former officer or an employee of the Company or had any relationship with the Company that would be required to be disclosed by the Company under applicable related party transaction requirements. During fiscal 2012, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee and, therefore, there were no interlocking relationships (as described in Item 407(e)(iii) of SEC Regulation S-K) between members of the Compensation Committee and the Company. Mr. D. C. Molten, Jr., Ms. A. L. Reitman, Mr. M. J. Silk and Mr. J. G. Chapman, Sr. served as the members of the Compensation Committee at varying times during fiscal 2012. Mr. M. J. Silk resigned as a director effective April 9, 2012.

Communications with the Board of Directors – Shareholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management directors of the Board. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Board of Directors, SIFCO Industries, Inc., c/o Ms. Megan L. Mehalko, Corporate Secretary, 970 E. 64th Street, Cleveland, Ohio 44103.

Code of Ethics – The Company’s Code of Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Ethics and all committee charters are posted in the Investor Relations portion of the Company website at www.sifco.com.

Certain Relationships and Related Transactions - There were no transactions between the Company and its officers, directors or any person related to its officers or directors, or with any holder of more than 5% of the Company’s Common Shares, either during fiscal 2012 or up to the date of this proxy statement, except for the following relationships:

•	Mr. H. D. Smith maintains a sales representative agreement that is in place with the Company and that is discussed below under the heading “Directors Compensation”.

•	Mr. M. L. Lipscomb is the President and CEO of Greenstar Management Corporation, which provided general management consulting services to one of SIFCO’s wholly-owned subsidiaries during fiscal 2012.

The Company reviews all transactions between the Company and any of its officers and directors. The Company’s Code of Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors, to the extent that they may arise. The Board reviews any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any of its related persons to the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives – The Company’s executive compensation philosophy is to position base pay, target cash incentives and target equity incentives at slightly above the market median, so that we are able to attract and retain high performing executives. The Company defines its “market” as other manufacturing companies with comparable revenues. In general, performance consistent with the Company’s annual and long-term financial plans will result in total compensation at market median levels. Cash incentive and equity incentive programs are structured to provide both downside risk and upside earning potential to reflect actual performance that may fall short of or exceed company performance targets. Cash incentive and equity incentive programs are intended to represent a meaningful portion of an executive’s total compensation, ranging from 33% to over 50% of total compensation at target performance levels. Individual performance is the primary determining factor of an executive’s base salary. The performance of an executive’s respective business unit is the primary driver of cash incentives earned within a framework that requires acceptable consolidated performance. The performance of the organization as a whole, which drives the growth of shareholder value over time, determines the amount of equity incentives earned.

The Company recognizes the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, our executive compensation and benefit programs are designed to meet the following objectives - (i) to compensate executive officers at levels that ensure the Company attracts and retains key management employees throughout the organization; (ii) to provide executive officers with the opportunity to earn market-competitive pay for targeted performance; (iii) to link executives’ compensation to established Company performance goals, which in turn link to shareholder return; (iv) to reward management for achieving the strategic plan through organic and acquisition driven earnings growth over time, prudent use of capital, and for developing leaders through effective succession planning efforts; and (v) on occasion, to provide management with a “special recognition” incentive to achieve certain extraordinary goals in response to changing market or operational conditions. The Company believes that a disciplined focus on these core principles will benefit the Company, and ultimately its shareholders, by ensuring that it can attract and retain highly qualified executive officers who are committed to the Company’s long-term success.

Role of the Compensation Committee - The Compensation Committee has taken the following steps to ensure the Company’s executive compensation and benefit programs are consistent with the Company’s compensation philosophy and corporate governance guidelines:

•

The Compensation committee did not engage compensation consultants in fiscal 2012; however, they utilized studies and surveys of qualified independent professionals to (i) assess the competitiveness of our overall executive compensation and benefits program and (ii) provide a high level and objective review of such programs. When the Company adopted its 2007 Long-Term Incentive Plan (“2007 LTIP”), it utilized the services of Findley Davies, Inc. to assist in determining the appropriate value that the non-cash (equity) portion of executive officer compensation should bear relative to their respective base salaries. To establish base salary and annual incentive compensation, the Company utilizes compensation survey data obtained through its membership in the Employers’ Resource Council. The source for such survey was the 2012 National Executive Compensation Survey conducted by the Management Association of Illinois in cooperation with 18 other Employer Associations of America (EAA) members. There were in excess of 2,200 participating organizations, 47% of which were manufacturing companies and 53% of which were services and other non-manufacturing companies. For executive officer compensation purposes, the Company used survey information for manufacturing companies with comparable revenues as its benchmarking reference point for determining similarly situated companies;

•

Developed executive officer compensation structures that target a competitive level of total compensation as measured against the third party compensation surveys that include similarly situated companies noted above. The cash portion of executive officer compensation is targeted to generally be slightly above the market median of similarly situated companies, in recognition of the Company’s growth strategy. The value of the non-cash (equity) portion of executive officer compensation is generally intended to be equal to the market median;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to the Company CEO independent of input from the CEO;

•	Obtained recommendations from the CEO relative to appropriate compensation packages for the Company’s other named executive officers;

•

Reviewed, on an annual basis, the performance of executive officers with assistance from the CEO and determined proper total compensation based on performance and competitive levels as measured against similarly situated companies; and

•	Maintained the practice of holding executive sessions (without management present) at every Committee meeting.

Total Compensation - The Company seeks to compensate its executive officers at competitive levels, through programs that emphasize performance-based incentive compensation. To that end, total executive compensation is structured to ensure that there is a focus on the Company’s financial performance and shareholder return. The Company believes its total executive compensation is reasonable. Further, in light of its compensation philosophy, the Company believes that the total compensation package for its executive officers should continue to consist of base salary, annual (cash) incentive compensation awards, long-term (equity) incentive compensation, and certain other benefits. With the exception of Mr. M. S. Lipscomb, who is a consultant, all named executive officers are employed on an “at-will” basis and, other than (i) the change in control and severance agreements and (ii) a separation pay agreement, there are no other employment contracts.

Elements of Compensation

Base Salary - When determining the amount of base salary for the Company’s executive officers, the Compensation Committee considers the salaries of personnel in similarly situated companies, as discussed above under the heading “Role of the Compensation Committee”. When making adjustments in base salaries, the Compensation Committee also considers corporate financial performance and the performance of individual executive officers in fulfilling their respective defined responsibilities. For fiscal 2012, Mr. J. P. Gotschall’s base salary was maintained at $220,000; Mr. J. P. Woidke’s base salary was increased from $244,700 to $261,800, and Mr. F. A. Cappello’s base salary was increased from $177,600 to $182,900.

Mr. M. S. Lipscomb has been retained on a contract/consultancy basis with aggregate compensation being set at a rate of $2,500 per day. Mr. M. S. Lipscomb devotes approximately 50% of his time to his responsibilities as President and Chief Executive Officer.

Annual Incentive Compensation – Executive officers have the opportunity to earn annual cash incentive awards. In years with strong financial and/or strategic performance, executive officers can earn cash incentive awards that would be considered competitive as compared to similarly situated companies, as discussed above under the heading “Role of the Compensation Committee”.

Annual incentive compensation awards are intended to reinforce the Company’s strategic objectives and promote achievement of certain financial and/or strategic targets. Consistent with its compensation philosophy, the Company’s annual incentive compensation award payments to executive officers are contingent upon the achievement of specific performance target(s) during the applicable performance period. Specific annual performance targets may include (i) the achievement of certain financial profitability criteria in relation to the Company’s Annual Plan as approved by the Board of Directors, (ii) an executive officer’s performance relative to strategic objectives, (iii) utilization (disposition) of performing (non-performing) Company assets or (iv) other similar criteria. These criteria may change from one period to another based on the particular strategic focus of the Company for that respective period as deemed appropriate by the Compensation Committee. Each performance target may also have a minimum threshold and maximum payout level.

For fiscal 2012, the principal financial performance target (used to determine 80% of annual incentive compensation) for both Mr. J. P. Woidke and Mr. F. A. Cappello was based on the achievement of the “EBITDA” amount in the Company’s fiscal 2012 Annual Plan as approved by the Board of Directors. EBITDA is defined as Earnings Before Interest Taxes Depreciation and Amortization, subject to certain adjustments, which adjustments include (i) negating the impact of any changes in the Company’s LIFO inventory reserve and (ii) certain other nonrecurring income or expense amounts that generally do not reflect the current operating performance of the Company. A secondary financial performance target was the optimization of working capital. The individual executive officer’s 2012 annual incentive compensation amounts were determined as follows:

•

The consolidated target (unadjusted) EBITDA level that was established in the Company’s fiscal 2012 Annual Plan was $23.7 million. The Company’s actual consolidated (unadjusted) EBITDA level achieved in fiscal 2012 was below the minimum threshold of the performance target. The Company also did not maintain its average working capital level within the fiscal 2012 Annual Plan target range.

•

In addition to the principal financial performance target(s) outlined above, both Mr. J. P. Woidke and Mr. F. A. Cappello also had certain secondary performance objectives (used to determine 20% of annual incentive compensation). The secondary performance objectives that were outlined for Mr. J. P. Woidke and Mr. F. A. Cappello (i) were individualized and related to a (non-financial) qualitative assessment of their individual contributions toward the achievement of the operating and strategic objectives of the Company and (ii) were subjectively evaluated principally at the discretion of the CEO on a qualitative basis. Annual incentive compensation related to these secondary performance objectives is only paid if the Company also achieves its principal financial performance targets. The Company does not believe it would be beneficial or meaningful to disclose more specific information related to these secondary performance objectives because the individual objectives relate to sensitive information about the internal operating and strategic objectives of the Company and disclosure of the specific objectives could result in competitive harm to the Company. The nature of these secondary performance objectives, while providing an appropriate level of challenge for Mr. J. P. Woidke and Mr. F. A. Cappello, offer such executives a reasonable likelihood of achieving their respective objectives provided they remain focused on, and the Company makes measurable progress relative to, both the annual operating plan and longer-term strategic plan.

•

Because the Company achieved less than the minimum threshold of its principal financial performance target (i.e. EBITDA) in fiscal 2012, Mr. J. P. Woidke and Mr. F. A Cappello earned no annual incentive compensation for fiscal 2012.

In addition to setting performance targets, the Compensation Committee also sets each executive officer’s target annual incentive compensation amount. This target annual incentive compensation amount is expressed as a percentage of each executive officer’s base salary. In determining the target annual incentive compensation amount, the Committee references competitive survey sources as described above and targets the market median annual cash incentive opportunity. In addition, the Compensation Committee may also consider various other factors, including the impact that the executive officers and other key employees are capable of and should have relative to achieving the Company’s annual and strategic objectives.

For fiscal 2012, Mr. J. P. Woidke and Mr. F. A. Cappello had target annual incentive compensation amounts equal to 50% of base salary, with potential annual incentive compensation amounts ranging from 0% to 75% of base salary, subject to a minimum performance threshold amount. Such threshold in fiscal 2012 was principally related to the achieved level of EBITDA, as described above. The targeted annual incentive compensation amounts of $130,900 for Mr. J. P. Woidke and $91,500 for Mr. F. A. Cappello, respectively, are earned based upon the achievement of the above described performance targets. For fiscal 2012, Mr. J. P. Woidke and Mr. F. A. Cappello received no annual incentive compensation, for the reasons outlined above.

Because of the relative importance of annual incentive compensation awards to total compensation and their direct link to the achievement of specific performance targets, the Company believes that the annual incentive compensation awards remain an important part of its compensation program.

Long-Term Equity-Based Incentive Compensation - Prior to 2007, the primary form of the Company’s long-term incentive compensation consisted of stock option plans established to promote the long-term financial interest of the Company by providing for the award of equity-based incentives to executive officers and other senior management who provide critical, value-added services to the Company. The Compensation Committee previously granted all of the stock option awards available under the Company’s previous long-term equity-based incentive compensation plans, and no further stock options are available to be awarded under such plans.

With the change in the accounting treatment of options, the Company, like many other companies, re-examined the cost and competitive need for options, which process included a review of competitive data regarding equity-based awards. The Company determined that a combination of equity-based, long-term incentive compensation awards (e.g. stock options, time-based stock appreciation rights, performance-based restricted stock units, etc.) would provide a package of incentive compensation vehicles that would more effectively align the interests of the Company’s executives with the interests of its shareholders and provide a balance between (i) rewards for achieving specified financial targets and (ii) rewards for growth in market value over time. Accordingly, the Company adopted the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan (“2007 LTIP”). Mr. J. P. Gotschall, Mr. M. S. Lipscomb, Mr. J. P. Woidke and Mr. F. A. Cappello have been granted performance-based share awards under the 2007 LTIP as of September 30, 2012. The actual number of performance-based shares that each executive officer will ultimately earn under the 2007 LTIP will be determined based on the Company’s achievement of certain predetermined financial performance targets over a three (3) fiscal year performance period beginning with the fiscal year in which such performance-based shares were granted. Members of the Board of Directors, including Mr. M. S. Lipscomb, have been granted restricted share awards under the 2007 LTIP as of September 30, 2012. The Board’s restricted shares will be earned based on completion of years of service as a director.

Other Benefits - The Company maintains certain other plans which provide, or may provide, compensation and benefits to our executive officers. These plans are principally our pension plan, supplemental executive retirement plan, and 401(k) plan, which are generally made available to all employees of the Company who meet certain eligibility requirements.

Pension Plan – The Company maintains a defined benefit pension plan for all non-union, salaried employees of the Company’s U. S. operations that were hired prior to March 1, 2003, including the executive officers and certain other key employees. This defined benefit pension plan was frozen as of March 1, 2003 and, consequently, although the plan will otherwise continue, the plan ceased the accrual of additional pension benefits for periods after March 1, 2003.

Supplemental Executive Retirement Plan - The Company has a supplemental executive retirement plan, which provides supplemental retirement income to those employees whose maximum annual benefit payable under the Pension Plan was limited by the Internal Revenue Code, as amended (“IRC”). The only employee of the Company that had earned an accrued benefit under the Pension Plan that exceeds such IRC limitation was Mr. J. P. Gotschall. As with the Pension Plan, this plan was also frozen as of March 1, 2003 and, consequently, although the plan will otherwise continue, the plan ceased the accrual of additional pension benefits for periods after March 1, 2003.

401(k) Plan - The Company maintains a defined contribution plan, which has been qualified under section 401(k) of the IRC, and which covers all non-union, salaried employees of the Company’s U. S. operations, including the executive officers and certain other key employees. The plan provides that covered employees may defer and contribute to the plan a certain percentage of their annual salary, as defined and subject to certain IRC limitations, and the Company will provide a nondiscretionary matching contribution equal to (i) 100.0% of the employees contributed amount, up to the initial 1.0% of the employees’ elective deferral contribution, and (ii) 80.0% of the next 5.0% of the employees’ elective deferral contribution. Covered employees may also contribute pre-tax amounts in excess of 6.0%, subject to certain IRC limitations, that will not be eligible for the Company matching contributions. If and/or when Company performance levels support it, there may also be a discretionary Company matching contribution amount, up to 4.0% of the covered employees annual cash compensation (and also based on the employees elective deferral contribution level), to be determined annually by the Board of Directors of the Company. For fiscal 2012, the Company will make an additional discretionary matching contribution of approximately 1.0%. The employees’ contributions and the Company matching contribution may be placed, at the direction of the employee, in various combinations of fixed income and equity investments. For fiscal 2012, the Company’s combined matching contributions provided under its 401(k) plan to Mr. J. P. Gotschall, Mr. J. P. Woidke and Mr. F. A. Cappello were valued at $14,600, $17,800 and $16,900, respectively.

Perquisites and Other Benefits - The following other benefits are generally available to all salaried employees of the Company – (i) 100% of the premium cost for term life insurance coverage with a death benefit equal to 150% of such employees’ annual cash compensation and (ii) 50% of the premium cost for long term disability coverage (if such coverage is elected by the employee) with income replacement equal to 60% of such employees’ annual base compensation up to a maximum of $200,000 per year.

Change-in-Control Agreements and Severance Agreements – The Company has entered into change-in-control agreements and/or severance agreements with certain of its executive officers because it believes that such agreements serve to protect the Company and such executive officers in the event of involuntary termination of such executives for other than cause and/or as a result of a change-in-control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executive officers to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements are discussed below under “Potential Payments upon Termination or Change-in-Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2012

The following table sets forth information regarding the compensation of the Company’s Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, who are the only named executive officers of the Company, for the fiscal years ended September 30, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total Compensation ($)
Jeffrey P. Gotschall Chairman (5)	2012 2011 2010	220,000 220,000 220,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	14,600 14,000 10,300	234,600 234,000 230,300
Michael S. Lipscomb President and CEO (6)	2012 2011 2010	-0- -0- -0-	-0- -0- -0-	728,750 29,000 -0-	-0- -0- -0-	328,800 275,000 263,800	1,057,550 304,000 263,800
James P. Woidke Chief Operating Officer	2012 2011 2010	259,600 231,800 200,000	-0- 115,600 108,600	158,300 195,000 94,500	-0- -0- -0-	19,800 14,500 11,800	437,700 556,900 414,900
Frank A. Cappello Vice President and CFO	2012 2011 2010	182,300 177,100 172,000	-0- 83,900 99,100	114,900 157,600 129,900	-0- -0- -0-	20,300 14,200 12,800	317,500 432,800 413,800

(1)	Reflects the value of annual incentive compensation earnings for Mr. J. P. Woidke and Mr. F. A. Cappello. Reference “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s non-equity incentive compensation plan.

(2)	Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock awards described in the aforementioned “Long-Term Equity-Based Incentive Compensation”. The above amounts represent the grant date fair values of the stock awards granted in fiscal 2012, 2011 and 2010, as measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Such fair value is based on (i) the target number of restricted and performance-based stock awards granted in each of the three fiscal years noted multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant.
(3)	Amounts shown do not reflect compensation actually received by the executive officer. No option awards were granted in fiscal 2012, 2011 or 2010.
(4)	All other compensation consists of (i) consultancy payments made to the President and Chief Executive Officer, (ii) amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees’ 401(k) Plan, a defined contribution plan, (iii) amounts contributed by the Company’s charitable foundation to educational organizations on behalf of named executive officers in the form of matching gifts and (iv) amounts paid by the Company to named executive officers in lieu of participation in a Company sponsored medical insurance program.
(5)	Mr. J. P. Gotschall retired as Chief Executive Officer in fiscal 2009. Mr. J. P. Gotschall will continue to receive an annual salary of $220,000 for his services as Chairman of the Board.
(6)	Mr. M. S. Lipscomb has been retained on a contract/consultancy basis with aggregate compensation being set at a rate of $2,500 per day.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of plan-based awards for fiscal 2012 for each individual named in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards (1) (2) (5)			Grant Date Fair Value of Stock Awards ($) (3)	Estimated Future Payouts under Non-Equity Incentive Plan Awards (2) (4) (6)
		Threshold (#)	Target (#)	Maximum (#)		Threshold ($)	Target ($)	Maximum ($)
Jeffrey P. Gotschall	N/A	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael S. Lipscomb Restricted Shares Performance Shares	January 2012 January 2012	20,000 6,563	20,000 13,125	20,000 19,688	440,000 288,750	-0-	-0-	-0-
James P. Woidke Performance Shares	December 2011	4,200	8,400	12,600	158,300	65,400	130,900	196,300
Frank A. Cappello Performance Shares	December 2011	3,050	6,100	9,150	114,900	45,700	91,500	137,200

(1)	The restricted stock awards, in the case of Mr. M. S. Lipscomb, and the performance-based stock awards, in the case of Mr. M. S. Lipscomb, Mr. J. P. Woidke and Mr. F. A. Cappello, reflected in these columns were granted under the Company’s 2007 LTIP.

(2)	See “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s equity and non-equity incentive compensation plans.
(3)	For Mr. J. P. Woidke and Mr. F. A. Cappello, fair value is based on (i) the target number of performance-based stock awards granted in fiscal 2012 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $18.84. For Mr. M. S. Lipscomb, fair value is based on (i) the target number of performance-based and restricted stock awards granted in fiscal 2012 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $22.00.
(4)	The actual amounts paid are reflected in the Summary Compensation Table.
(5)	Fiscal 2012 long-term equity-based incentive compensation award.
(6)	Fiscal 2012 annual incentive compensation award.

Outstanding Equity Awards

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of unexercised stock options and unearned restricted shares and performance-based shares at September 30, 2012.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options at Year-End (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
	Exercisable	Unexercisable			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffrey P. Gotschall Stock Options Performance Shares	-0-	-0-	N/A	N/A	-0-	-0-
Michael S. Lipscomb Stock Options Restricted Shares Performance Shares	-0-	-0-	N/A	N/A	21,780 13,125	396,400 238,900
James P. Woidke Stock Options Performance Shares	-0-	-0-	N/A	N/A	20,400	371,300
Frank A. Cappello Stock Options Performance Shares	-0-	-0-	N/A	N/A	15,800	287,600

(1)	Based on the actual number of restricted stock awards and the target number of performance-based stock awards.
(2)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2012, which was $18.20.

Defined Benefit Pension Plan

The amounts stated in the foregoing Summary Compensation Table do not include amounts related to a change in the value of pension benefits payable to either Mr. J. P. Gotschall or Mr. F. A. Cappello because, as described below, the Company’s qualified, non-contributory pension plan known as the SIFCO Industries, Inc. Salaried Retirement Plan (the “Retirement Plan”) is frozen and, therefore, no additional benefits accrued to either Mr. J. P. Gotschall or Mr. F. A. Cappello in fiscal 2012. Both Mr. J. P. Gotschall and Mr. F. A. Cappello participate in the Retirement Plan on the same basis as other salaried employees. Mr. J. P. Woidke’s employment with the Company began subsequent to March 1, 2003, the date on which the Retirement Plan was frozen. Mr. M. S. Lipscomb does not participate in any of the Company’s retirement plans.

The Summary Compensation Table on page 15 includes both base salary and incentive compensation. Benefits payable under the Retirement Plan are calculated using only base salary. Under the terms of the Retirement Plan, as amended March 1, 2003 to cease the accrual of future retirement benefits as of that date, the amount of normal annual retirement benefit payable to a participating employee is generally based upon (i) years of service with the Company prior to normal retirement date but limited to service through March 1, 2003; (ii) “final average earnings” (average base salary during the 60 consecutive month period, within the 120 month period preceding March 1, 2003, during which the total amount of base salary was the highest); and (iii) average Social Security covered compensation. For an employee retiring with 25 years of service or less as of March 1, 2003, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service as of March 1, 2003, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or, under certain circumstances, a lump sum payment. Under the IRC, the maximum annual benefit payable under the Retirement Plan to covered employees is limited to $200,000 per year for fiscal 2012. Such limit was $160,000 in fiscal 2003, the year in which benefits under the Retirement Plan were frozen.

Supplemental Executive Retirement Plan

The maximum amount of final average earnings used to compute benefits under the Retirement Plan is limited by the IRC. Therefore, in response to such limitations, the Company established a non-qualified Supplemental Executive Retirement Plan (“SERP”) to provide covered employees with a benefit amount equal to what they would have been entitled to receive under the Retirement Plan, as of March 1, 2003, if no such limitations existed.

The estimated annual retirement benefit under the combined plans for each participant is based upon the base salary at March 1, 2003, the date on which benefits under the Retirement Plan and SERP ceased to accrue for all participants. The payments by the Company to fund the benefits under the Retirement Plan and SERP are actuarially determined.

For each individual named in the Summary Compensation Table who is covered by benefits under either the Retirement Plan or SERP, set forth below is information relating to such person’s benefits under the combined plans as of September 30, 2012.

Name	Plan Name	Number of Years Credited Service (#) (1)	Annual Accumulated Plan Benefits ($) (1)	Payments During Last Fiscal Year ($)
Jeffrey P. Gotschall	SIFCO Industries, Inc. Salaried Retirement Plan and Supplemental Executive Retirement Plan	29.7	143,300	-0-

Frank A. Cappello	SIFCO Industries, Inc. Salaried Retirement Plan	3.1	7,500	-0-

(1)	The annual accumulated plan benefits payable upon retirement and the number of years of credited service are measured through March 1, 2003, the date on which further benefits under both plans ceased to accrue for all participants.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into a Change in Control and Severance Agreement with Mr. J. P. Woidke, which provides severance benefits in the event of his involuntary termination with or without a change in control. The Company has entered into a Change in Control Severance Agreement with Mr. F. A. Cappello, which provides severance benefits in the event of his involuntary termination resulting from a change in control. In addition, the Company has entered into a Separation Pay Agreement with Mr. F. A. Cappello, which provides severance benefits in the event of his involuntary termination with or without a change in control. These agreements are intended to protect the Company and such key executive officers in the event of their involuntary termination for other than cause and/or as a result of a change in control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements provide the following benefits:

•

In the case of Mr. J. P. Woidke, the Change in Control and Severance Agreement provides for a lump sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards determined on a pro rata basis. For purposes of determining annual compensation relative to severance payments, the annual cash incentive portion of Mr. J. P. Woidke’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

•

In the case of Mr. F. A. Cappello, (i) the Change in Control Severance Agreement provides for a lump sum severance payment equal to 100% of his annual base salary in effect at the time of termination, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards determined on a pro rata basis; and (ii) the Separation Pay Agreement provides Mr. F. A. Cappello with a lump-sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, continuation of health and welfare insurance coverage for up to 18 months following termination and accelerated vesting of existing equity incentive awards determined on a pro rata basis. For purposes of determining annual compensation relative to severance payments under the Separation Pay Agreement, the annual cash incentive portion of Mr. F. A. Cappello’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

There are no agreements in place with respect to payments to be made to either Mr. J. P. Gotschall or Mr. M. S. Lipscomb in the event of their respective terminations.

The following table describes the potential payments upon termination of employment of Mr. J. P. Woidke and Mr. F. A. Cappello. The table assumes the executives’ employment was terminated on September 30, 2012, the last business day of the Company’s 2012 fiscal year.

	Potential Payments Upon Termination of Employment
Name and Principal Position	Voluntary Termination	Involuntary Not For Cause Termination – without a Change in Control ($)	Involuntary Not For Cause Termination – with a Change in Control ($)
James P. Woidke
Severance	-0-	541,500	541,500
Performance Stock awards (1)	-0-	196,600	196,600
Health & Welfare Insurance	-0-	29,000	29,000
Frank A. Cappello
Severance	-0-	405,700	589,600
Performance Stock awards (1)	-0-	154,700	154,700
Health & Welfare Insurance	-0-	21,800	29,000

(1)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2012, which was $18.20.

DIRECTOR COMPENSATION

The following table sets forth information regarding fiscal 2012 compensation for each director other than Mr. J. P. Gotschall and Mr. M. S. Lipscomb, whose compensation is set forth above under the heading “Executive Compensation”.

	Director Compensation for Fiscal 2012
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Hudson D. Smith	25,000	28,900	261,900	315,800
Donald C. Molten, Jr.	39,000	28,900	1,000	68,900
John G. Chapman, Sr.	31,500	28,900	-0-	60,400
Alayne L. Reitman	39,000	28,900	1,000	68,900
Mark J. Silk (3)	14,500	-0-	-0-	14,500

(1)	Each director was awarded 1,312 restricted shares of the Company’s common stock. Fair value is based on (i) the number of restricted stock awards granted in fiscal 2012 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $22.00. Mr. M. J. Silk forfeited his shares upon his resignation.

(2)	All other compensation consists of (i) with respect to Mr. H. D. Smith, payments made to Forged Aerospace Sales, LLC during fiscal 2012 under the Sales Representative Agreement, further described below, for services other than as director, and (ii) with respect to all directors, amounts contributed by the Company’s charitable foundation to educational organizations on behalf of such directors in the form of matching gifts.
(3)	Mr. M. J. Silk resigned from the Board of Directors in April, 2012

Each director of the Company (other than directors who are employed by the Company) receives an annual retainer fee of $25,000; the independent directors receive an additional $4,000 per year for being members of the standing committees of the Board. The Audit Committee chairperson receives an additional $12,000, the Compensation Committee chairperson receives an additional $7,000 and all other Board Committee chairpersons receive an additional $5,000 per year. The Company has designed its directors’ compensation structures with the objective of targeting a competitive level of pay as measured against similarly situated companies. In January 2011, the Company’s shareholders approved an amendment to the 2007 LTIP Plan, which amendment made directors eligible to participate in the 2007 LTIP.

Mr. H. D. Smith previously held several executive level positions with the Company and, in connection with his resignation from the Company, Mr. Smith entered into a Sales Representative Agreement with the Company, the terms of which are substantially the same as the terms of other agreements the Company maintains with its third-party sales representatives. Compensation under the Sales Representative Agreement, which resulted in payments of $260,600 in fiscal 2012, is based strictly upon earned sales commissions with no guaranteed minimum obligation to Mr. Smith and/or to Forged Aerospace Sales, LLC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 to be filed with the SEC.

Compensation Committee

Donald C. Molten, Jr., Chairperson

John G. Chapman, Sr.

Alayne L. Reitman

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Fees paid or payable to Grant Thornton LLP for the audits of the annual financial statements included in the Company’s Form 10-K and for the reviews of the interim financial statements included in the Company’s Forms 10-Q for the years ended September 30, 2012 and 2011 were $181,750 and $160,000, respectively. The Audit Committee has sole responsibility for determining whether and under what circumstances an independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by such firm. In fiscal 2012, audit and non-audit related fees, to the extent they were incurred, were pre-approved by the Audit Committee.

Audit-Related Fees

Fees paid or payable to Grant Thornton LLP for audit-related services for the years ended September 30, 2012 and 2011 were $10,000 and $8,000, respectively.

Tax Fees

There were no fees paid or payable during fiscal 2012 or 2011 to Grant Thornton LLP for tax compliance or consulting services.

All Other Fees

There were no fees paid or payable during fiscal 2012 or 2011 to Grant Thornton LLP for products or services other than the professional services described above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company, for the fiscal year ended September 30, 2012, with the Company’s management and with the Company’s independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also has (i) discussed with Grant Thornton LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), (ii) received the written communications from Grant Thornton LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board certifying the firm’s independence and (iii) the Audit Committee discussed the independence of Grant Thornton LLP with that firm. Grant Thornton LLP has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards board and the SEC governing auditor independence.

The Audit Committee operates under a written charter as last amended in July 2004.

Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 to be filed with the SEC.

Audit Committee

Alayne L. Reitman, Chairperson

John G. Chapman, Sr.

Donald C. Molten, Jr.

PROPOSAL 2 – TO RATIFY THE SELECTION OF AUDITORS

The firm of Grant Thornton LLP has been the Company’s independent registered public accounting firm since 2002. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2013, subject to the ratification of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2013 Annual Meeting (in person or by proxy) is required. Proposal No. 2 is a non-binding proposal. Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Grant Thornton LLP is being submitted to the Company’s shareholders for ratification at the 2013 Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment. Grant Thornton LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors.

Board Recommendation - the Board of Directors recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending September 30, 2013. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Representatives of Grant Thornton LLP are expected to be present at the 2013 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who intends to present a proposal at the 2014 Annual Meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 16, 2013. Any shareholder proposal submitted other than for inclusion in the Company’s proxy materials for the 2014 Annual Meeting must be delivered to the Company no later than October 30, 2013 or such proposal will be considered untimely. If a shareholder proposal is received after October 30, 2013, the Company may vote, in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2014 Annual Meeting.

OTHER MATTERS

The Company does not know of any other matters that will come before the meeting. In case any other matter should properly come before the 2013 Annual Meeting, it is the intention of the persons named in the enclosed proxy or their substitutions to vote in accordance with their best judgment in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

NO INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Shares held through such brokerage firms. If your family has multiple accounts holding shares of Common Shares of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

EXECUTIVE OFFICERS OF THE COMPANY

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC under the heading “Directors, Executive Officers and Corporate Governance”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of the Company’s filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at http://www.sifco.com/proxy_materials. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

By order of the Board of Directors.	SIFCO Industries, Inc.

Megan L. Mehalko, Corporate Secretary

November 30, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. ELECT SEVEN (7) DIRECTORS. To elect the following persons for one-year terms expiring at the 2014 Annual Meeting of Shareholders:
01 - Jeffrey P. Gotschall 02 - John G. Chapman, Sr. 03 - Michael S. Lipscomb 04 - Donald C. Molten, Jr.
05 - Alayne L. Reitman 06 - Hudson D. Smith 07 - Norman E. Wells, Jr.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	RATIFY THE SELECTION OF GRANT THORNTON LLP as the independent registered public accounting firm for the year ending September 30, 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
NOTE: The signature of this proxy should correspond with the name (or names), as shown hereon, in which your stock is registered. Where stock is registered jointly in the name of two or more persons, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SIFCO Industries, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of Shareholders of SIFCO Industries, Inc., to be held on January 17, 2013, and at any and all adjournments thereof.

IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

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